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                                                                   EXHIBIT 10.20


                                    CROSS
                            NON-COMPETE, NON-HIRE,
                          NON-DISCLOSURE AND RELEASE
                                  AGREEMENT


        This Non-Compete, Non-Hire, Non-Disclosure and Release Agreement (the "Agreement") is made and entered into as of this 22nd day of September, 1994, by and between RehabCare Corporation, a Delaware corporation having its principal place of business at 7733 Forsyth Boulevard, Suite 1700, St. Louis, Missouri 63105 ("RehabCare"), and David W. Cross, residing at 10 Lindworth Drive, Ladue, Missouri 63124 ("Cross").

                                   RECITALS

        A. Contemporaneous with the execution of this Agreement, RehabCare and Cross and two other investors each are purchasing a twenty-five percent (25%) ownership interest in Transitional Care of America, Inc., a Delaware corporation ("TCA"), pursuant to the terms and conditions of a Subscription Agreement, Transition Agreement and a Stockholders' Agreement dated as of even date herewith.

        B. Cross currently serves as the Executive Vice President and Chief Development Officer of RehabCare pursuant to an Employment Agreement by and between RehabCare and Cross dated November 1, 1993, (the "Employment Agreement"), which contains certain binding non-compete, non-solicitation, non-hire and non-disclosure covenants.

        C. As of the Transition Date (as defined in the Transition Agreement), Cross desires to voluntarily terminate his employment with RehabCare, with the consent of RehabCare, to serve as Chief Executive Officer of TCA.

        D. RehabCare is willing to release Cross from his Employment Agreement and the binding covenants contained therein, provided that Cross enters into new non-compete, non-hire and confidentiality covenants with RehabCare, as set forth herein.

        NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                  ARTICLE I
                                 DEFINITIONS


        1.1 "PROPRIETARY INFORMATION" includes without limitation, any trade secrets or confidential technology, proprietary information, customer lists, lists of employees, mailing lists, details of contracts, pricing policies, operational methods, marketing plans, product development plans, research and development programs and plans, business acquisition plans, internal memoranda, notes, records, transcripts, contracts and other documents or files relating to RehabCare Business, knowledge belonging to or relating to the business, sales, financial
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condition, products or other activities or affairs of RehabCare, other confidential information, and any matter or thing ascertained by Cross through Cross' association with RehabCare, which has been treated as proprietary and confidential by RehabCare and which is not otherwise in the public domain, the use or disclosure of which matter or thing might reasonably be construed to be contrary to the best interests of RehabCare.

                1.2     "RESTRICTED AREA" means the geographical area within
(i) the fifty states of the United States and (ii) the United States' territories and possessions, and (iii) each foreign country, possession or territory in which RehabCare or an affiliate of RehabCare may be engaged in business.

                1.3 "RESTRICTED PERIOD" means with respect to Cross, the period commencing on the date this Agreement is executed and ending on the earlier of (i) November 1, 1996, (ii) the date on which there is a Sale of Control of TCA. Notwithstanding the foregoing, if the first venture round of financing (as defined in Section 2(b) of the Stockholders' Agreement) has not been consummated by March 31, 1995 and, if after such date, TCA gives notice to all TCA stockholders of its abandonment of efforts to raise such financing, Restricted Period means one year from the date of such notice.

                1.4 "SALE OF CONTROL" means: (i) any consolidation or merger of TCA with another corporation or entity or the sale or exchange by the stockholders or the public offering of TCA's securities and as a result of such consolidation, merger, sale, exchange or public offering less than fifty percent (50%) of the outstanding voting securities of the surviving or resulting corporation or entity shall be owned in the aggregate by the stockholders of TCA, other than affiliates (within the meaning of the Securities Exchange Act of 1934, as amended) of the party or parties to such consolidation, merger, sale or exchange (other than TCA) as the same shall have existed immediately prior to such consolidation, merger, sale, exchange or offering; or (ii) any sale, lease, exchange or other transfer (in one transaction or in a series of related transactions) of all, or substantially all, of the assets of TCA.

                1.5 "STOCKHOLDERS' AGREEMENT" means that certain Stockholders' Agreement by and among TCA, RehabCare, Cross and the other investors as of even date herewith which sets forth the rights and obligations of TCA stockholders.

                1.6 "SUBSCRIPTION AGREEMENT" means that certain Subscription Agreement by and among TCA, RehabCare, Cross and the other investors as of even date herewith which outlines the terms and conditions of the initial purchase of TCA stock by RehabCare, Cross and the other investors.

                1.7 "TRANSITION AGREEMENT" means that certain Transition Agreement by and between RehabCare, TCA, Cross and John R. Lewis as of even date herewith which outlines the transition of Cross and John R. Lewis to TCA and the ongoing arrangement between TCA and RehabCare after such transition.






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                                   ARTICLE II
                           ACKNOWLEDGEMENTS OF CROSS

                2.1 REHABCARE BUSINESS. The current business of RehabCare for the purposes of this Agreement is the operation and management of inpatient and outpatient rehabilitation programs and hospital-based skilled nursing facilities (inpatient and outpatient rehabilitation programs and hospital-based skilled nursing facilities are hereinafter referred to as the "RehabCare Business").

                2.2 REHABCARE EMPLOYEES AND CONTRACTORS. Cross acknowledges that RehabCare has expended and will continue to expend substantial time, effort and money in training its staff in the operation of RehabCare Business.

                2.3 REHABCARE INDUCEMENT TO ENTER INTO AGREEMENTS. Cross acknowledges that RehabCare has stated that it is entering into the Subscription Agreement, the Stockholders' Agreement, the Transition Agreement and this Agreement and is releasing Cross from his Employment Agreement in part because of the covenants and assurances made by Cross in this Agreement, including without limitation the non-compete, non-hire and the non-disclosure covenants set forth in Article III hereof.

                2.4 IRREPARABLE HARM TO REHABCARE. Cross acknowledges that the non-compete, non-hire and non-disclosure covenants contained in Article III hereof from Cross to RehabCare are essential to ensure the continued success of RehabCare Business, and that RehabCare may sustain irreparable harm and damage in the event that Cross violates any of said covenants.

                                  ARTICLE III
                        COVENANTS OF CROSS AND REHABCARE

                3.1 NON-COMPETITION COVENANT. Cross covenants and agrees that he shall not, nor shall he cause TCA to, directly or indirectly, during the Restricted Period and within the Restricted Area:

                        (a) own, manage, operate, control, participate in the management or control of, or be employed by, or act as the agent for, lend his name to or initiate, maintain or continue any interest whatsoever in any enterprise in direct competition with the RehabCare Business except that in the first six months of operation by TCA of a "long-term care hospital" (as the terms is defined in Section 3.1(c) of this Agreement) and prior to its qualification for an exemption from the Medicare Prospective Payment System as a long-term hospital in accordance with the applicable Health Care Financing Administration provisions, TCA may operate as an acute care rehabilitation hospital provided that if such hospital is located within a radius of 10 miles from an existing acute care rehabilitation unit operated by RehabCare, TCA may only accept patients meeting both of the following criteria: (i) the patient is anticipated to be admitted for a


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        period of 25 days or more, and (ii) the patient is anticipated to need less than three hours of physical or occupational therapy per day during such period, except that a beneficial ownership interest of less than five percent (5%) in any publicly traded company shall not violate this Section 3.1(a).


                (b) advance TCA's business interests with a then-existing vendor, customer, representative or other person having a business relationship with RehabCare by recommending, suggesting or assisting such vendor, customer, representative or other person in the termination or diminishment of its business relationship with RehabCare.


                (c) own, manage, operate, participate in the management or control of, or be employed by, or act as the agent for, lend his or its name to or initiate, maintain or continue any interest whatsoever in any enterprise other than TCA which is involved in the ownership of, operation of, or the provision of contract management services to "long-term care hospitals," defined as hospitals or hospitals within hospitals that are formed and operated to be exempt from the Medicare Prospective Payment System in accordance with the Health Care Financing Administration provisions for long-term care hospitals, as such provisions may be amended from time to time, except that a beneficial ownership interest of less than five percent (5%) in any publicly traded company shall not violate this Section 3.1(c).


        If the first venture round of financing (as defined in Section 2(b) of the Stockholders' Agreement) has not been consummated by March 31, 1995 and, if after such date, TCA gives notice to all TCA stockholders of its abandonment of efforts to raise such financing, then for a period of one (1) year from the date of such notice, RehabCare agrees to pay Cross his then current base salary with TCA (whether pursuant to an employment agreement or otherwise) in consideration of Cross' covenants and agreements pursuant to this Section 3.1.

        3.2 NON-SOLICITATION AND NON-HIRE COVENANT. Cross covenants and agrees that he shall not, nor shall he cause TCA to, during the Restricted Period, directly or indirectly through the efforts of persons acting by or through TCA or any other entity:

                (a) solicit or encourage any employee or independent contractor of RehabCare, or any person who was an employee or independent contractor of RehabCare at any time within the preceding twelve month period, to leave his or her employment or engagement with RehabCare; or


                (b) hire any employee or independent contractor of RehabCare, or any person who was an employee or independent contractor of RehabCare at any time within the twelve month period preceding the initial solicitation or hire by or on behalf of Cross and/or TCA without the prior written permission of the President and Chief Executive Officer of RehabCare.



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        Notwithstanding the foregoing, TCA shall have the right to solicit, encourage or hire any person who terminated his employment or engagement with RehabCare prior to the date of this Agreement, and to engage an independent contractor of RehabCare in a given community, with RehabCare's prior written approval, if the services or the skills offered by such independent contractor are unique or otherwise unavailable in such community.

        3.3     NON-DISCLOSURE COVENANT.  Cross covenants and agrees that:

                (a) Cross shall keep confidential and not use or disclose to others, except as expressly consented to in writing by RehabCare, or as required by law to be disclosed, any Proprietary Information of RehabCare;

                (b) All Proprietary Information made or compiled by Cross or made available to him concerning RehabCare business at any time shall be the property of RehabCare;

                (c) Cross shall not take, retain or remove from the premises of RehabCare in any manner any Proprietary Information of any kind; and

                (d) All copyrights, Proprietary Information, trademarks and trade names developed or conceived by Cross during the term of his Employment Agreement are the property of RehabCare and shall have been disclosed and, if applicable, assigned to RehabCare.

        3.4 DURATION OF COVENANTS. The covenants set forth in Section 3.1 and 3.2 shall expire upon the earlier of (i) the date the Restricted Period expires or (ii) the date on which the Subscription Agreement, the Stockholders' Agreement or the Transition Agreement is breached or otherwise terminates, and the duration of the covenant set forth in Section 3.3 shall be perpetual and shall survive expiration of the Restricted Period and the termination or expiration of any of the Stockholders' Agreement, Subscription Agreement or Transition Agreement.

        3.5 MUTUAL RELEASE BY CROSS AND REHABCARE. In consideration of the covenants and agreements set forth in this Agreement, the Subscription Agreement, the Transition Agreement and the Stockholders' Agreement, Cross agrees that, effective as of the date of this Agreement, he voluntarily terminates his employment with RehabCare without cause against RehabCare and hereby releases and holds RehabCare harmless against any and all actions, claims and demands for damages or other payments by Cross arising on or before the date hereof in connection with the voluntary termination of Cross' employment with RehabCare and Cross' Employment Agreement, except for (i) those payments that are specifically required under Cross' Employment Agreement in the event of a voluntary termination of employment by Cross without cause against RehabCare (in particular, the provisions of Section 9(e)(ii) of such Employment Agreement) and (ii) the continuation of medical benefits at the levels in effect as of the Transition Date through June 30, 1995, the cost of the employer portion of which shall be paid by RehabCare. Likewise, in consideration of the covenants and agreements set forth in this Agreement, the Subscription Agreement, the Transition Agreement and the Stockholders'



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Agreement, RehabCare agrees that, effective as of the date of this Agreement, it accepts Cross' voluntary termination of his employment with RehabCare without cause against RehabCare and hereby releases and holds Cross harmless against any and all actions, claims and demands for damages or other payments by RehabCare arising on or before the date hereof in connection with the voluntary termination of Cross' employment with RehabCare. Cross and RehabCare mutually agree that Cross' Employment Agreement with RehabCare is terminated as of the date hereof except to the extent of the payments due thereunder to Cross with regard to his voluntary termination of employment without cause against RehabCare (in particular, the provisions of Section 9(e)(ii) of such Employment Agreement).

                                  ARTICLE IV
                 RIGHTS AND REMEDIES UPON BREACH OF COVENANTS

        4.1 REHABCARE RIGHTS GENERALLY. Upon a breach by Cross of any of the provisions of this Agreement, RehabCare shall have the rights and remedies described in Sections 4.2 and 4.3 below, each of which shall be independent of the other and severally enforceable and all of which shall be in addition to and not in lieu of any other rights and remedies available to RehabCare at law or in equity.

        4.2 INJUNCTIVE RELIEF. In addition to any other rights and remedies available to RehabCare at law or in equity, RehabCare shall have the right and remedy to have the provisions of this Agreement specifically enforced by any court of competent jurisdiction, it being acknowledged and agreed by Cross that:

                (a) the scope of the provisions of this Agreement are reasonable in light of Cross' relationship to RehabCare and the confidential and Proprietary Information to which Cross has had access and in the future will have access;

                (b) any breach of this Agreement by Cross may cause irreparable injury to RehabCare and that any damages will not provide adequate remedy to RehabCare; and

                (c) compliance with the provisions set forth in this Agreement will not be an unreasonable hardship on Cross or deprive him of a means of livelihood.

        4.3 DAMAGES. In addition to any other rights and remedies available to RehabCare at law or in equity, RehabCare shall have the right and remedy to require Cross to account for and pay over to RehabCare all compensation, profits, money, accruals, increments or other benefits derived or received by Cross as a result of any transactions constituting a breach by Cross of Section 3.3 of this Agreement.




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
                                  ARTICLE V
                                MISCELLANEOUS


        5.1 NOTICES. Any notice or other communication required or permitted to be given to any party hereunder shall be in writing and shall be delivered personally, or by facsimile copy, or sent by certified, registered or express mail, postage prepaid, and shall be deemed given when so delivered personally, or when receipt is acknowledged if by facsimile copy, or two business days after the date of mailing if mailed, to the address of such party set forth above (or to such other address as any party may from time to time specify in writing pursuant to the notice provision hereof).

        5.2 SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and be binding upon RehabCare and its successors and assigns, and Cross and his heirs and personal representatives, but Cross' rights and obligations hereunder are personal to him and shall not be subject to voluntary or involuntary alienation, assignment or transfer.

        5.3 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Missouri, determined without reference to its choice of law rules.

        5.4 ENTIRE AGREEMENT. This Agreement, taken together with the Stockholders' Agreement, Subscription Agreement and Transition Agreement and the other documents and instruments executed pursuant thereto to which Cross is a party, constitute the entire agreement between Cross and RehabCare with regard to the subject matter hereof, and supersedes and revokes contracts, agreements and/or understandings between Cross and RehabCare relative thereto. This Agreement was negotiated between Cross and RehabCare and Cross has consulted counsel in connection herewith.

        5.5 WAIVERS AND AMENDMENTS. This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by RehabCare and Cross or, in the case of a waiver, by the party waiving compliance. No delay on the part of RehabCare or its Board of Directors in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of RehabCare or its Board of Directors of any right, power or privilege hereunder, or any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that RehabCare may otherwise have at law or in equity.

        5.6 SEVERABILITY. The parties acknowledge that the laws and public policies of the various states of the United States might differ as to the validity and enforceability of the covenants contained in Article III of this Agreement. It is the intention of the parties that the activities of Cross be restricted only to the extent necessary for the protection of the legitimate business interests of RehabCare, that the provisions of Article III shall, to the fullest extent permissible under the law and public policy, be enforced by the courts of each state and jurisdiction in which enforcement is sought, and that the unenforceability (or the modification



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
necessary to conform the covenants contained in Article III with such law and public policy) of any part of Article III shall not be deemed to render unenforceable any other part of Article III. Accordingly, if any part of
Article III shall be adjudicated to be invalid or unenforceable in any action or proceeding in which Cross or his heirs or personal representatives, and RehabCare or its successors or assigns, are parties, whether in its entirety or as modified as to duration, territory or otherwise, then such part shall be deemed amended, as the case may be, in order to render the remainder of Article III valid and enforceable. Any such deletion or amendment shall apply only where the court rendering the same has jurisdiction. In addition, the validity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

        5.7 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument.

        5.8 HEADINGS. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

        IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed effective as of the day and year first above written.

                                        REHABCARE CORPORATION



                                        By:  JAMES M. USDAN
                                             -------------------------------
                                             JAMES M. USDAN, PRESIDENT AND
                                             CHIEF EXECUTIVE OFFICER



                                        "CROSS"



                                        DAVID W. CROSS
                                        -----------------------------------
                                        DAVID W. CROSS




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